EXHIBIT 5.1

September 14, 2005

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 250

Golden, CO 80401

RE:	ACT Teleconferencing, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to ACT Teleconferencing, Inc., a Colorado corporation (“ACT”), in connection with the Registration Statement on Form S-3 (Registration No. 333-            ) (the “Registration Statement”), relating to the registration under the Securities Act of 1933 (the “Act”) of (a) an offering by ACT of (i) 79,600 nontransferable preferred stock purchase rights, each entitling the holder to purchase one share of ACT’s Series AA Convertible Preferred Stock, initial stated value $100 per share, for a purchase price of $100 per share (collectively, the “Rights”), and (ii) the shares of Series AA Convertible Preferred Stock issuable upon exercise of the Rights, and (b) an offering by certain selling shareholders identified in the Registration Statement of (i) up to 10,452,000 shares of ACT’s common stock (the “Common Stock”) to be issued to a selling shareholder upon conversion of shares of Series AA Convertible Preferred Stock held by such selling shareholder, including up to 2,412,000 shares of Common Stock issuable only upon conversion following increases to the stated value of the Series AA Convertible Preferred Stock in accordance with its terms, and (ii) up to 900,000 shares of Common Stock (the “Warrant Conversion Shares”), to be issued to a selling shareholder upon conversion of shares of Series AA Convertible Preferred Stock to be issued to such selling shareholder upon the shareholder’s exercise of a warrant to purchase Series AA Convertible Preferred Stock.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have (a) assumed that proceedings proposed to be taken by ACT in connection with the authorization, distribution and issuance of the Rights, the Series AA Convertible Preferred Stock and the Common Stock will be timely completed in the manner proposed, and (b) relied upon the foregoing and upon certificates and other assurances of officers of ACT and others as to factual matters; we have not independently verified such factual matters.

We are opining herein only as to the validity of the Rights, the Series AA Convertible Preferred Stock and the Common Stock under the internal laws of the State of Colorado and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. Subject to the foregoing, it is our opinion that as of the date hereof:

1.	The Rights to be issued by ACT have been duly authorized and, when issued by ACT in the manner described in the Registration Statement and in accordance with the resolutions adopted by ACT’s Board of Directors, will be legally issued, fully paid and nonassessable.

September 14, 2005

2.	The shares of Series AA Convertible Preferred Stock to be issued and sold by ACT have been duly authorized and, when issued and sold by ACT upon conversion of the Rights in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally issued, fully paid and nonassessable.

3.	The shares of Common Stock are duly authorized, and when issued upon conversion of the associated shares of Series AA Convertible Preferred Stock in accordance with their terms, will be legally issued, fully paid and nonassessable, assuming in the case of the Warrant Conversion Shares the valid execution of the associated warrant to purchase Series AA Convertible Preferred Stock in accordance with its terms.

We consent to the filing of this opinion as an exhibit to the registration statement and consent to the use of our name under the caption “Legal Matters” in the prospectus.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ WILLIAM J. CAMPBELL
William J. Campbell